UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 1, 2021

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ZOMEDICA CORP.

(Exact name of registrant as specified in its charter)

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Alberta, Canada	001-38298	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Phoenix Drive, Suite 125

Ann Arbor, Michigan 48108

(Address of Principal Executive Offices) (Zip Code)

(734) 369-2555

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	ZOM	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2021, the Board of Directors of Zomedica Corp. (the “Company”) appointed Larry Heaton as the Company’s President, effective immediately.  On November 1, 2021,  Mr. Heaton will succeed Robert Cohen as the Chief Executive Officer of the Company, on which date Mr. Cohen’s previously announced retirement as Chief Executive Officer will be effective. Mr. Cohen will remain a member of the Company’s Board of Directors.  Mr. Cohen’s retirement does not relate to any disagreements with the operations, policies or practices of the Company on any matters.  Upon Mr. Heaton’s appointment as Chief Executive Officer of the Company, his appointment as President will automatically terminate.

Mr. Heaton, 64, served as President, Chief Executive Officer and Director of  Flowonix, Inc., a privately-held company marketing implantable drug-delivery systems for the management of pain and spasticity, from May 2016 until May 2020. From April 2010 until October 2015, Mr. Heaton served as President, Chief Executive Officer and Director of Cardiox Corporation, a privately-held company that developed and marketed drug-device combination products for the structural heart and liver diagnostics markets. Prior thereto, from April 2007 until July 2009, he served as President, Chief Executive Officer and Chairman of the Board of Vioptix Inc., a privately held company in the tissue oximetry field, from January 2003 until November 2006 he served as President, Chief Executive Officer and Director of Curon Medical, Inc., a then publicly traded company marketing products for the treatment of gastrointestinal disorders, and from August 2000 until December 2002, he served as Chief Executive Officer and Director of Response Genetics, Inc., an applied genomics start-up firm providing gene expression services in the oncology market. From October 1998 until May 2000, Mr. Heaton served as the President and Chief Operating Officer of United States Surgical Corporation, a manufacturer of wound closure and advanced surgical products.  Mr. Heaton has more than 35 years of executive leadership and operations experience from the medical device and biotechnology industries with an extensive focus on commercialization and business development in both large cap and early-stage medical device companies. Mr. Heaton holds a Bachelor of Arts degree from Eastern Illinois University.

Mr. Heaton, the Company and the Company’s wholly owned subsidiary, Zomedica Inc. (“ZI”), have entered into an employment agreement pursuant to which ZI has agreed to pay Mr. Heaton a base salary of $400,000 per year. Mr. Heaton will be eligible to receive an annual discretionary bonus in a target amount of $200,000 at the discretion of the Company’s Board of Directors.  Mr. Heaton will also be eligible to participate in ZI’s employee benefit plans, including health and 401(k) plans, subject to any qualification period therefor. He will also be entitled to the reimbursement of reasonable business expenses. In the employment agreement, Mr. Cohen has agreed to customary confidentiality, non-competition and intellectual property covenants.

The term of the employment agreement continues until December 31, 2024 and will be automatically renewed for successive one-year periods unless earlier terminated.

In connection with his appointment, the Company’s  Board of Directors granted to Mr. Heaton options to purchase an aggregate of 10,000,000 common shares at an exercise price of $0.58 per share under the Company’s Amended and Restated Stock Option Plan. The options will vest in four equal annual installments, beginning on the one-year anniversary of the date of grant and will expire on the tenth anniversary of the date of grant, subject to earlier termination upon the occurrence of certain circumstances.

There is no family relationship between Mr. Heaton and any director or executive officer of the Company. There are no transactions between Mr. Heaton and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

On October 4, 2021, the Company issued a press release announcing the appointment of Mr. Heaton and the retirement of Mr. Cohen. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit No.	Description

	10.1	Executive Employment Agreement, dated October 1, 2021, among Zomedica Inc., Zomedica Corp. and Larry Heaton
	99.1	Press Release, dated October 4, 2021
	104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOMEDICA CORP.

Date: October 4, 2021	By:	/s/ Ann Marie Cotter
Ann Marie Cotter
Chief Financial Officer